As filed with the Securities and Exchange Commission on October 1, 2021

Registration No. 333-252168

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-252168

UNDER

THE SECURITIES ACT OF 1933

HARVEST HEALTH & RECREATION INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	84-3264202
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1155 W. Rio Salado Parkway

Suite 201

Tempe, Arizona, 85281

(Address of Principal Executive Offices) (Zip code)

HARVEST HEALTH & RECREATION INC. 2018 STOCK AND INCENTIVE PLAN

HARVEST HEALTH & RECREATION INC. NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

(Full title of the plan)

Eric Powers

1155 W. Rio Salado Parkway

Suite 201

Tempe, Arizona, 85281

(Name and address of agent for service)

(480) 494-2261

(Telephone number, including area code, of agent for service)

Copies requested to:

Sean Coyle

Fox Rothschild LLP

777 S. Flagler Drive

Suite 1700 West Tower

West Palm Beach, FL 33401

(561) 804-4454

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 filed on January 15, 2021 (File No. 333-252168) (the “Registration Statement”) of Harvest Health & Recreation Inc. (the “Registrant”), pertaining to the registration of 41,383,638 Subordinate Voting Shares of the Registrant issuable under the Harvest Health & Recreation Inc. 2018 Stock and Incentive Plan and the Harvest Health & Recreation Inc. Non-Employee Director Compensation Policy.

On October 1, 2021, pursuant to the Arrangement Agreement dated as of May 10, 2021 (the “Arrangement Agreement”) between the Registrant and Trulieve Cannabis Corp., a corporation organized under the laws of the Province of British Columbia (“Trulieve”), Trulieve acquired all of the outstanding Subordinate Voting Shares, Multiple Voting Shares and Super Voting Shares of the Registrant pursuant to a plan of arrangement under Canadian law (the “Arrangement”). The completion of the Arrangement resulted in the Registrant becoming a wholly-owned subsidiary of Trulieve.

As a result of the completion of the Arrangement, the Registrant has terminated any offerings of securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration by means of a post-effective amendment any of the securities that had been registered which remain unsold at the termination of the offering, the Registrant hereby removes from registration any securities of the Registrant registered but unsold under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Quincy, the State of Florida, on the 1st day of October, 2021.

HARVEST HEALTH & RECREATION INC.
(Registrant)

By:	/s/ Kim Rivers
Name: Kim Rives
Title: Principal Executive Officer

In accordance with the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Director and Principal Executive Office
/s/ Kim Rivers		October 1, 2021
Kim Rivers

/s/ Eric Powers	Director and Principal Financial and Accounting Officer	October 1, 2021
Eric Powers